EXHIBIT 99.1

       LASER MORTGAGE MANAGEMENT, INC. ANNOUNCES NEW MANAGEMENT STRUCTURE

          Rochelle Park, New Jersey, November 1, 1999. The Board of Directors of LASER Mortgage Management, Inc. (NYSE: LMM) announced today that:

          o Mariner Mortgage Management, LLC has agreed to serve as the external manager of the Company and be responsible for day-to-day management of the Company's investments.

          o William J. Michaelcheck, the Chairman of Mariner, has been appointed President and Chief Executive Officer of the Company, and Frederick N. Khedouri, an independent Director of the Company who has been acting as non-executive President, has resigned as President and been elected Chairman of the Board of Directors.

          o The Company is terminating its consulting arrangement with BlackRock Financial Management, Inc. upon completion of the transition to Mariner.

          o Robert J. Gartner, who is Vice President of the Company and responsible for day-to-day investment decisions for the Company, will resign upon completion of the transition to Mariner.

          The Company's management estimated that as of September 30, 1999, the Company's net asset value per share was between $4.65 and $5.15. At that date, the Company estimates that its portfolio was comprised of approximately $119 million of agency guaranteed pass-through securities, $25 million of subordinate interests, $13 million of interest-only certificates, $4 million of mortgage loans and $6 million of other fixed-income assets, and that it had a total of 14,974,083 shares outstanding. The Company has repurchased during the first three quarters of 1999 a total of 2,844,200 shares of common stock at an average price per share of $3.50.

          The Company estimates that the restructuring of its management will reduce its base annual operating expenses (before incentive fees, if any) from approximately $0.14 per share to approximately $0.02 per share.

          Under the management agreement, Mariner will receive an annual base management fee payable monthly in cash equal to 0.45% of the aggregate value of the Company's outstanding equity and an incentive fee payable annually in newly issued stock of the Company. The incentive fee will equal 10% of the amount by which the market price of the Company's stock (plus any distributions) at the end of 12 months exceeds $3.63 per share (which approximates the average closing price of the Company's common stock for the fifteen days ended October 29, 1999) up to the equivalent of $4.00 per share; 15% of amounts over $4.00 per share up to $4.50 per share; and 20% of amounts over $4.50 per share. The agreement has a one-year term, but is terminable by the Company without cause or penalty on 30 days' notice. Mariner may terminate the agreement in limited circumstances. In addition, Mariner is entitled to receive a minimum fee if the Company adopts a plan of liquidation prior to the expiration of the agreement.

          Mr. Michaelcheck said "Mariner will during the next 30 days evaluate the Company's investment strategy and consider whether changes are desirable."

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

          A telephone call for investors has been scheduled for 11:00 a.m. (EST) on November 2, 1999. Interested participants should call 1-800-277-3870 and ask for the LASER conference call. A taped replay of the call will be available by dialing 1-800-475-6701 access code 479933.

          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:             November 1, 1999

         Contact:          LASER Mortgage Management, Inc.
                           William J. Michaelcheck
                           President and Chief Executive Officer
                           212-758-6200